Exhibit 99.1

Abaxis Reports Record Sales for the Second Quarter of Fiscal 2007

Year-to-Date Revenues Increased 31% and Net Income Increased 37% Over Fiscal 2006

          UNION CITY, Calif., Oct. 25 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the second fiscal quarter ended September 30, 2006.

          Second Quarter Highlights include:

--	Record revenues of $21.0 million, up 21% over last year’s comparable quarter.
--	Record Piccolo instruments sales of 173 units.
--	Record total reagent disc sales of 1.0 million units, compared to 871,000 units sold during the same period last year.
--	Record medical reagent disc sales in North America, excluding sales to the U.S. Military, of 161,000 units, compared to 84,000 units in the same period last year.
--	North America revenues of $17.7 million, up 18% over last year’s comparable quarter.
--	International revenues of $3.4 million, up 37% over last year’s comparable quarter.
--	Cash, cash equivalents and short-term investments as of September 30, 2006: $40.1 million, up 48% compared to September 30, 2005.

          Quarterly Results:  For the second fiscal quarter ended September 30, 2006, Abaxis reported revenues of $21.0 million, as compared with revenues of $17.4 million for the comparable period last year, an increase of 21 percent. Instrument revenues and reagent disc and hematology reagent revenues increased by $3.1 million, or 20 percent over the same period last year.  The Company reported net income attributable to common shareholders of $2.1 million, compared to $2.3 million for the same period last year.  The Company’s effective tax rate in the quarter ended September 30, 2006 was 39 percent, compared to 37 percent for the same period last year.  The Company reported diluted net income per share of $0.10 (calculated based on 21,968,000 shares), compared to $0.11 per share (calculated based on 21,321,000 shares) for the same period last year.

          Six Month Results:  For the six-month period ended September 30, 2006, Abaxis reported revenues of $41.4 million, as compared with revenues of $31.7 million for the comparable period last year, an increase of 31 percent. Instrument revenues and reagent disc and hematology reagent revenues increased by $8.6 million, or 29 percent over the same period last year.  The Company reported net income attributable to common shareholders of $4.5 million, compared to $3.3 million for the same period last year.  The Company’s effective tax rate in the six months ended September 30, 2006 was 40 percent, compared to 37 percent for the same period last year.  The Company reported diluted net income per share of $0.21 (calculated based on 21,890,000 shares), compared to $0.16 per share (calculated based on 21,235,000 shares) for the same period last year.

          Other Reported Information:  Reagent disc and hematology reagent revenues for the second quarter of fiscal 2007 were $12.3 million, up 16 percent over the $10.6 million reported in the same period last year.  During the quarter, the Company sold 1,007,000 medical and veterinary reagent discs, an increase of 16 percent, compared to 871,000 medical and veterinary reagent discs sold during the same period last year.  Quarterly total medical sales were $4.1 million, an increase of 23 percent over last year’s comparable quarter. Medical sales in North America, excluding sales to the U.S. Military, were $2.9 million, an increase of 60% over last year’s comparable quarter.  Total veterinary sales were $15.2 million, up 19 percent over last year’s comparable quarter.  Additionally, veterinary reagent disc sales were $9.2 million, an increase of 9 percent, compared to the same period last year.  The Company ended the quarter with $40.1 million in cash, cash equivalents and short-term investments.

          Clint Severson, president and chief executive officer of Abaxis, stated, “We are pleased with the continued growth in both the medical and veterinary markets.  Year to date our medical market revenues are up 56% and our veterinary market revenues are up 24%.  We are particularly pleased with the 50% year-to-date revenue growth in our international markets.  This is a strong indication that there are robust markets outside of the U.S. that can drive substantial future growth for our company.”

          “We are also very pleased with the 37% net income growth that we have achieved in the first half of the fiscal year compared with the same period last year,” Mr. Severson continued.  “Although results for the just completed quarter were impacted by start-up expenses associated with the introduction of the new VS2 product line, our first half results were very strong.”

          Mr. Severson concluded, “During the quarter we crossed a major threshold by selling more than 1 million reagent discs, of which 24% were sold into the medical market.  Our point-of-care approach to provide medical professionals with blood analysis tools that permit real-time diagnostic capabilities continue to gain increasing market acceptance.  Additionally, the financial condition of the company is very strong with a solid cash position and no long-term debt.  We look forward with great anticipation to the future opportunities ahead of us.”

          Conference Call

          Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on October 25, 2006.  To access the conference call, participants can dial (877) 707-9628 or (785) 832-2422 and reference conference ID: 7ABAXIS, or listen via a live Internet web cast, which can be found at www.abaxis.com .  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (888) 562-2847 or (402) 220-7358 through October 28, 2006. This press release is also available prior to and after the call via Abaxis’ website or the Securities Exchange Commission’s website at www.sec.gov.

          About Abaxis

          Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          Use of Non-GAAP Financial Measures

          This earnings release presents Abaxis’ income from operations and net income attributable to common shareholders.  To supplement the financial statements presented in accordance with GAAP included as part of this release, Abaxis uses non-GAAP measures of operating income per share on a pro forma basis, which is not a measurement of performance under generally accepted accounting principles in the United States of America.  Management uses these measures in comparing Abaxis’ historical performance and believes that these measures provide meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

          This press release and our conference call will include statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in our conference call include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made.   Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2006	2005	2006	2005

Revenues	$21,037	$17,413	$41,395	$31,686
Cost of revenues	9,479	7,321	18,400	13,767
Gross profit	11,558	10,092	22,995	17,919
Operating expenses:
Research and development	1,519	1,431	3,236	3,063
Sales and marketing	5,533	3,814	10,004	7,035
General and administrative	1,386	1,378	2,970	2,832
Total operating expenses	8,438	6,623	16,210	12,930
Income from operations	3,120	3,469	6,785	4,989
Interest and other income	394	181	734	247
Interest and other expense	(27)	—	(31)	(13)
Income before income taxes	3,487	3,650	7,488	5,223
Income tax provision	1,373	1,352	2,973	1,924
Net income	$2,114	$2,298	$4,515	$3,299
Net income per share:
Basic net income per share	$0.10	$0.12	$0.22	$0.17
Diluted net income per share	$0.10	$0.11	$0.21	$0.16
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	20,605	19,920	20,437	19,909
Weighted average common shares outstanding - diluted	21,968	21,321	21,890	21,235

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	September 30, 2006	March 31, 2006

Current assets:
Cash and cash equivalents	$13,227	$10,164
Short-term investments	26,870	20,372
Trade receivables (net)	14,800	14,638
Inventories	11,455	10,396
Prepaid expenses	680	446
Net deferred tax asset - current	4,254	4,294
Total current assets	71,286	60,310
Property and equipment, net	11,286	10,038
Intangible assets, net	487	525
Deposits and other assets	60	80
Net deferred tax asset - non-current	9,395	12,125
Total assets	$92,514	$83,078
Current liabilities:
Accounts payable	$6,064	$4,614
Accrued payroll and related expenses	3,644	3,890
Other accrued liabilities	989	705
Warranty reserve	313	213
Deferred revenue	846	939
Total current liabilities	11,856	10,361
Non-current liabilities:
Deferred rent	428	478
Deferred revenue, less current portion	936	938
Other long-term liabilities	265	263
Total non-current liabilities	1,629	1,679
Shareholders’ equity:
Common stock	99,922	96,506
Accumulated deficit	(21,028)	(25,543)
Accumulated other comprehensive income	135	75
Total shareholders’ equity	79,029	71,038
Total liabilities and shareholders’ equity	$92,514	$83,078

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,

	2006	2005	2006	2005

Shares used in the calculation of operating income per share (non- GAAP):
Weighted average common shares outstanding - basic	20,605	19,920	20,437	19,909
Weighted average common shares outstanding - diluted	21,968	21,321	21,890	21,235
Non-GAAP operating income per share - basic	$0.15	$0.17	$0.33	$0.25
Non-GAAP operating income per share - diluted	$0.14	$0.16	$0.31	$0.23

Customer and Geographic Information
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,

	2006	2005	2006	2005

North America	$17,668	$14,951	$34,431	$27,038
International	3,369	2,462	6,964	4,648
Total revenues	$21,037	$17,413	$41,395	$31,686

Customer and Market Information
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,

	2006	2005	2006	2005

Medical Market	$4,120	$3,347	$7,850	$5,021
Veterinary Market	15,160	12,713	30,701	24,719
Other	1,757	1,353	2,844	1,946
Total revenues	$21,037	$17,413	$41,395	$31,686

SOURCE  Abaxis, Inc.
          -0-                                             10/25/2006
          /CONTACT:  Clint Severson, Chief Executive Officer, Abaxis, Inc., +1-510-675-6500; or Joe Dorame, or Robert Blum, or Joe Diaz, all of Lytham Partners, LLC, +1-602-889-9700, for Abaxis, Inc./
          /Web site:  http://www.abaxis.com /